EXHIBIT 10.6


                     FORM OF PERFORMANCE-BASED AWARD LETTER


                                     [Date]

[Name of Executive]
417 5th Avenue
New York, New York 10016

RE: Performance-Based Award for the [insert Performance Period] under the 2005 Cash Incentive Plan
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[Dear Executive]

         Pursuant to the 2005 Cash Incentive Compensation Plan (the "Plan"), on [insert date] the Compensation Committee of the Board of Directors (the "Committee") of Marvel Enterprises, Inc. (the "Company") authorized granting you the following performance-based award(s):

            Performance Award A: You are not eligible for any portion of the Performance Award unless [insert threshold performance criteria] (the "Threshold Performance Criterion") is met. If the Threshold Performance Criterion is met, you are eligible for an award of [$_____]. In addition, you will be entitled to an additional award equal to [____], for performance above the Threshold Performance Criterion.

         [additional awards to be expressed in the same manner]

         1. Award Performance-Based Compensation. The Award(s) described above are intended to qualify as "performance-based compensation" under Section 162(m). Accordingly, performance goals and related terms of the Award(s) were established during the first 90 days of the performance period, and during the first 25% of any performance period shorter than one year. The Performance-Based Award(s), including the performance criteria and goals for such awards were established on [insert date] by the Committee for [insert Performance Period].

         2. Award Subject to Plan. The Award(s) set forth herein are subject to the terms and conditions set forth herein and in the Plan, including, but not limited to, the Per Person Award Limitation contained in Section 5 of the Plan.

         3. Committee Determines Attainment of Performance Goals. An Award shall become vested and non-forfeitable only if the Committee determines that the threshold performance goal related to such Award has been met. The Committee shall determine the level of attainment of the pre-set performance goals and that other material requirements of the Award have been met.


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         4. Discretion to Pay Prior to the End of the Performance Period. In the
event that the Committee determines that a performance goal has been attained prior to the end of the performance period, the Committee retains the discretion to pay such award to you prior to the end of the performance period.

         5. Award Forfeited on Termination. Except as otherwise provided in your employment agreement with the Company, if your employment with or service to the Company is terminated for any reason, any portion of the Award that is forfeitable at or prior to such termination pursuant to your employment agreement or this Award Letter shall be immediately forfeited.

         6. No Right to Continued Employment. Nothing in this Award Letter or the Plan shall be interpreted or construed to confer upon you any right with respect to continuance of employment by the Company or any subsidiary, nor shall this Award Letter or the Plan interfere in any way with the right of the Company to terminate your employment.

         7. Witholding Taxes. The Company shall have the right to deduct from any distribution to you an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld (the "Withholding Taxes") with respect to the Award(s) and any distribution relating thereto.


                                    COMPANY:

                                    MARVEL ENTERPRISES, INC.

                                    By: ____________________________________
                                        Name:
                                        Title: